Contact:	Claudia San Pedro
Vice President of Investor Relations,
Communications and Treasurer
(405) 225-4846

Sonic doubles earnings per share for second fiscal quarter of 2015

SAME-STORE SALES INCREASE 11.5%

OKLAHOMA CITY (March 24, 2015) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for the second fiscal quarter ended February 28, 2015.

Key highlights of the company’s second quarter of fiscal year 2015 included:

•

Net income per diluted share was $0.14 compared with net income per diluted share of $0.07 in the prior-year period; excluding items outlined below, net income per diluted share was $0.13 in the second fiscal quarter of 2015, resulting in an 86% increase, on an adjusted basis;

•	System same-store sales increased 11.5%, consisting of an 11.5% same-store sales increase at franchise drive-ins and an increase of 11.2% at company drive-ins;
•	Company drive-in margins improved by 110 basis points; and
•	The company repurchased $75 million of stock through accelerated stock repurchase transactions representing approximately 4% of its outstanding stock.

“Successful company initiatives combined with an improving macro environment resulted in an exceptionally strong second fiscal quarter with 11.5% same-store sales growth.   We are particularly pleased that traffic drove two-thirds of our same-store sales increase,” said Cliff Hudson, Sonic Corp. CEO.  “This increase is primarily a result of growth in our core menu items and product innovation,  complemented by our national media strategy.  As we move into the second half of fiscal 2015 we expect our business momentum to continue. In addition, we expect technology initiatives to provide an additional layer of growth to build sales and profits over the next several years.

“We also executed accelerated share repurchase agreements  during the second quarter to purchase $75 million of stock. Our fiscal year-to-date share repurchases now total $95 million, representing approximately 5% of our outstanding shares as of the beginning of the fiscal year. Since our current repurchase program began in fiscal 2012, we have repurchased nearly $242 million of stock representing 23% of our outstanding shares. We have completed these repurchases while strengthening our balance sheet, which reflects the stability of our franchise business model.

"We will continue to focus on our multi-layered growth strategy, which incorporates same-store sales growth, leverage from higher sales, deployment of free cash flow1, increasing royalty revenues and new drive-in development, to build shareholder value. We believe all of these initiatives will enable us to continue to achieve double-digit earnings per share growth for the next several years," concluded Mr. Hudson.

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

Same-Store Sales

For the second fiscal quarter ended February 28, 2015, system same-store sales increased 11.5%, which was comprised of an 11.5% same-store sales increase at franchise drive-ins and an increase of 11.2% at company drive-ins.

Financial Overview

For the second fiscal quarter of 2015, the company’s net income increased to $7.7 million or $0.14 per diluted share compared with net income of $4.1 million or $0.07 per diluted share in the same period in the prior year. Excluding a $0.7 million tax benefit representing the retroactive reinstatement of the Work Opportunity Tax Credit (WOTC) for fiscal 2014, earnings per share increased 86%.

The following non-GAAP adjustment is intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes that the presentation of this item provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Three months ended		Three months ended
	February 28, 2015		February 28, 2014
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$7,662	$0.14	$4,107	$0.07	$3,555	87%	$0.07	100%
Retroactive tax benefit of WOTC and resolution of tax matters	(666)	(0.01)	-	-
Adjusted - Non-GAAP	$6,996	$0.13	$4,107	$0.07	$2,889	70%	$0.06	86%

For the first six months of fiscal 2015, net income totaled $17.7 million or $0.32 per diluted share compared with net income of $12.3 million or $0.21 per diluted share for the same period in 2014. Excluding the items outlined below, net income and net income per diluted share increased 44% and 55%, respectively.

	Six months ended		Six months ended
	February 28, 2015		February 28, 2014
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$17,747	$0.32	$12,315	$0.21	$5,432	44%	$0.11	52%
Tax benefit from the IRS' acceptance of a federal tax method change	-	-	(484)	(0.01)
Retroactive tax benefit of WOTC and resolution of tax matters	(666)	(0.01)	-	-
Adjusted - Non-GAAP	$17,081	$0.31	$11,831	$0.20	$5,250	44%	$0.11	55%

Fiscal Year 2015 Outlook

The company expects its initiatives to drive 25% to 27% earnings per share growth, on an adjusted basis, in fiscal 2015 as compared to the adjusted non-GAAP earnings per share for fiscal 2014. The macroeconomic environment may impact results. The outlook for the second half of fiscal 2015 anticipates the following elements:

•	Positive same-store sales in the low to mid-single digit range for the system for the third and fourth fiscal quarters;
•	Company drive-in same-store sales growth expected to outperform franchisees as a result of the recent implementation of new digital menu boards and point-of-sale systems;
•	Incremental royalty revenue growth from same-store sales improvements, new unit development, and 900 drive-ins converting to a higher royalty rate structure at the beginning of fiscal 2015;

•	34 to 44 new franchise drive-in openings, resulting in net unit growth for the system;
•	Drive-in-level margin improvement of between 100 to 150 basis points, reflecting an improving outlook for commodity cost inflation and leverage from company drive-in same-store sales growth;
•	Selling, general and administrative expenses of $39.5 million to $40.5 million, reflecting increased investment in human resources to support the brand initiatives described above;
•	Depreciation and amortization expense of $23 million to $23.5 million;
•	Net interest expense of $13 million to $13.5 million; and
•	An income tax rate of between 36% and 37%, reflecting the benefit of various ongoing tax credit programs.

The company anticipates the following elements for fiscal 2015:

•	Capital expenditures of $30 million to $40 million;
•	Free cash flow of $70 million to $80 million;
•	The planned repurchase of $105 million of stock; and
•	A quarterly cash dividend of $0.09 per share resulting in an estimated payout of $19 million.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET.  The conference call can be accessed live over the phone by dialing  (877)  340-7912 or (719)  325-4765 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384‑5517 for international callers; the conference ID is 2813890.  The replay will be available until Tuesday, March 31, 2015.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast.  A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC®, America’s Drive-In®, is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC’s 3,500 drive-in locations are owned and operated by local business men and women. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com or follow us on Facebook and Twitter.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended		Six months ended
	February 28,		February 28,
	2015	2014	2015	2014
Revenues:
Company Drive-In sales	$92,309	$81,848	$192,447	$175,347
Franchise Drive-Ins:
Franchise royalties and fees	32,407	26,582	70,671	57,803
Lease revenue	979	715	2,044	1,601
Other	524	596	913	1,642
Total revenues	126,219	109,741	266,075	236,393

Costs and expenses:
Company Drive-Ins:
Food and packaging	25,828	23,043	54,401	49,279
Payroll and other employee benefits	33,880	30,031	69,151	63,371
Other operating expenses, exclusive of
depreciation and amortization included below	19,924	18,437	42,529	40,244
Total cost of Company Drive-In sales	79,632	71,511	166,081	152,894

Selling, general and administrative	18,138	15,886	36,926	32,891
Depreciation and amortization	11,539	10,031	23,199	20,065
Other operating (income) expense, net	(81)	(36)	340	(165)
Total costs and expenses	109,228	97,392	226,546	205,685
Income from operations	16,991	12,349	39,529	30,708

Interest expense	6,318	6,384	12,599	12,767
Interest income	(97)	(144)	(199)	(261)
Net interest expense	6,221	6,240	12,400	12,506
Income before income taxes	10,770	6,109	27,129	18,202
Provision for income taxes	3,108	2,002	9,382	5,887
Net income	$7,662	$4,107	$17,747	$12,315

Basic income per share	$0.14	$0.07	$0.33	$0.22
Diluted income per share	$0.14	$0.07	$0.32	$0.21

Weighted average basic shares	53,171	55,958	53,226	56,125
Weighted average diluted shares	54,660	57,408	54,744	57,653

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Six months ended
	February 28,		February 28,
	2015	2014	2015	2014
Drive-Ins in Operation
Company:
Total at beginning of period	389	388	391	396
Opened	-	-	1	-
Acquired from (sold to) franchisees	3	-	1	(7)
Closed (net of re-openings)	-	-	(1)	(1)
Total at end of period	392	388	392	388
Franchise:
Total at beginning of period	3,128	3,129	3,127	3,126
Opened	4	6	16	13
Acquired from (sold to) the company	(3)	-	(1)	7
Closed (net of re-openings)	(13)	(16)	(26)	(27)
Total at end of period	3,116	3,119	3,116	3,119
System-wide:
Total at beginning of period	3,517	3,517	3,518	3,522
Opened	4	6	17	13
Closed (net of re-openings)	(13)	(16)	(27)	(28)
Total at end of period	3,508	3,507	3,508	3,507

	Three months ended		Six months ended
	February 28,		February 28,
	2015	2014	2015	2014
	($ in thousands)		($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$92,309	$81,848	$192,447	$175,347
Average drive-in sales	237	213	496	452
Change in same-store sales	11.2%	1.3%	9.5%	1.6%
Franchised Drive-Ins:
Total sales	$818,601	$725,270	$1,732,254	$1,559,540
Average drive-in sales	267	235	561	502
Change in same-store sales	11.5%	1.5%	9.8%	1.8%
System-wide:
Change in total sales	12.8%	0.8%	10.9%	1.5%
Average drive-in sales	$264	$234	$554	$499
Change in same-store sales	11.5%	1.4%	9.8%	1.8%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Six months ended
	February 28,		February 28,
	2015	2014	2015	2014
	(In thousands)		(In thousands)
Revenues
Company Drive-In sales	$92,309	$81,848	$192,447	$175,347
Franchise Drive-Ins:
Franchise royalties	32,236	26,376	69,012	57,288
Franchise fees	171	206	1,659	515
Lease revenue	979	715	2,044	1,601
Other	524	596	913	1,642
Total revenues	$126,219	$109,741	$266,075	$236,393

	Three months ended		Six months ended
	February 28,		February 28,
	2015	2014	2015	2014
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	28.0%	28.2%	28.3%	28.1%
Payroll and employee benefits	36.7	36.7	35.9	36.1
Other operating expenses	21.6	22.5	22.1	23.0
Cost of Company Drive-In sales	86.3%	87.4%	86.3%	87.2%

	February 28,	August 31,
	2015	2014
	(In thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$27,232	$35,694
Current assets	78,720	95,712
Property, equipment and capital leases, net	434,678	441,969
Total assets	$625,812	$650,972

Current liabilities, including capital lease obligations and
long-term debt due within one year	$64,975	$79,511
Obligations under capital leases due after one year	22,367	23,050
Long-term debt due after one year	471,131	427,527
Total liabilities	626,143	588,297
Stockholders' equity (deficit)	$(331)	$62,675